UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2011

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3405 W. Dr. Martin Luther King Jr. Blvd, Suite 101 Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 24, 2011, Giuseppe Crisafi, the Chief Financial Officer of Comprehensive Care Corporation, a Delaware corporation (the “Company”), and a member of the Company’s Board of Directors (the “Board”), resigned from his position as the Company’s Chief Financial Officer and as a member of the Board (as well as a director, officer and employee of the Company’s direct and indirect subsidiaries, divisions and affiliates), effective as of the close of business on such date. Mr. Crisafi’s resignation was driven by his personal need to spend more time with his wife and young son who live in London, England. Mr. Crisafi will continue as a consultant to the Company. The Board has not appointed Mr. Crisafi’s successor at this time. Robert J. Landis, the Company’s Chief Accounting Officer, will perform the functions of Chief Financial Officer until such time as the Board appoints Mr. Crisafi’s successor.

(d) On January 24, 2011, the Board appointed David Pitts, age 71, to serve as a director of the Company until such time as his successor may be duly qualified and elected. Mr. Pitts has served as a consultant to the Company and as Chairman of the Company’s Advisory Board since September, 2009. Mr. Pitts has served as a member of the Board of Directors of Amedisys Inc., a publicly traded provider of home healthcare and hospice services, since 1997. Mr. Pitts is currently Chairman of the Board of Trustees of Baton Rouge General Health System and President and Member of the Board of Directors of Health Insights, a national healthcare think tank. Mr. Pitts is also a member of the North American Advisory Board of Sodexo, a multinational corporation which designs, manages and delivers on-site service solutions and motivation solutions. It is not anticipated that Mr. Pitts will be selected to serve on any committees of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

Date: January 28, 2011	By:	/s/ Clark A. Marcus
Clark A. Marcus
Chief Executive Officer